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                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER



                                  By and Among



                     ARBOR ADMINISTRATIVE SERVICES, INC.,

                              JEFFREY ROSENBLUM,

                            ARBOR ACQUISITION CORP.

                                      and

                                  EBENX, INC.






                           Dated as of August 28, 2000
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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS ...................................................... 1

ARTICLE II THE MERGER ...................................................... 2
2.1    The Merger .......................................................... 2
2.2    Effective Time of the Merger ........................................ 3

ARTICLE III THE SURVIVING CORPORATION ...................................... 3
3.1    Articles of Incorporation ........................................... 3
3.2    Bylaws .............................................................. 3
3.3    Directors and Officers of Surviving Corporation ..................... 3

ARTICLE IV CONVERSION OF SHARES ............................................ 3
4.1    Aggregate Merger Consideration ...................................... 4
4.2    Conversion of Shares ................................................ 4
4.3    Exchange of Shares .................................................. 5
4.4    Dividends, Transfer Taxes ........................................... 5
4.5    No Fractional Shares. ............................................... 6
4.6    Closing of Company Transfer Books ................................... 6
4.7    Further Action ...................................................... 6
4.8    Dissenting Shares. .................................................. 7
4.9    Taxes and Closing Costs ............................................. 7
4.10   Conversion of Company Options ....................................... 7
4.11   Conversion of Restricted Stock. ..................................... 8
4.12   Conversion of Company Warrants ...................................... 8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDER .... 9
5.1    Corporate Organization; Etc ......................................... 9
5.2    Capitalization. .....................................................10
5.3    Options and Warrants ................................................10
5.4    Subsidiaries and Affiliates .........................................11
5.5    Authorization; Etc ..................................................11
5.6    No Violation ........................................................11
5.7    Consents and Approvals of Government Authorities ....................12
5.8    Financial Statements ................................................12
5.9    No Undisclosed Liabilities; Etc .....................................12
5.10   Absence of Certain Changes ..........................................12
5.11   Title to Properties; Encumbrances ...................................14
5.12   Assets ..............................................................14
5.13   Leases ..............................................................15
5.14   Intellectual Property. ..............................................15
5.15   Year 2000 Compliance ................................................18
5.16   Litigation ..........................................................18

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5.17   Taxes ...............................................................19
5.18   Insurance ...........................................................21
5.19   Benefit Plans .......................................................21
5.20   Bank Accounts .......................................................22
5.21   Contracts and Commitments; No Default ...............................23
5.22   Accounts Receivable .................................................24
5.23   Executed Customer Contracts, Commitments and Claims .................24
5.24   Labor Difficulties ..................................................25
5.25   Permits and Other Operating Rights ..................................25
5.26   Joint Ventures ......................................................25
5.27   Compliance with Law .................................................26
5.28   Health Care Fraud and Abuse. ........................................26
5.29   Related Transactions ................................................28
5.30   Environmental Liability .............................................28
5.31   Investment Intent; Accredited Investor Status .......................29
5.32   Disclosure ..........................................................29
5.33   State Takeover Laws .................................................30
5.34   Knowledge Defined ...................................................30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .........30
6.1    Corporate Organization; Etc .........................................30
6.2    Authorization; Etc ..................................................30
6.3    No Violation ........................................................31
6.4    Consents and Approvals of Government Authorities ....................31
6.5    Parent Common Stock .................................................31
6.6    SEC Filings; Financial Statements ...................................31
6.7    Capital Stock .......................................................32
6.8    Litigation ..........................................................32
6.9    Compliance with Laws ................................................33
6.10   Health Care Fraud and Abuse. ........................................33
6.11   Accounting and Tax Matters ..........................................35
6.12   Knowledge Defined ...................................................35

ARTICLE VII THE COMPANY'S AND THE FOUNDER'S COVENANTS ......................35
7.1    Access to Properties and Records ....................................35
7.2    Conduct of the Business Prior to Closing Date .......................36
7.3    Conversion of Company Preferred Stock ...............................37
7.4    Acquisition, Merger or Similar Negotiations With Other Parties ......37
7.5    Shareholder Approval and Notification ...............................37
7.6    Notification of Certain Matters .....................................38
7.7    Consents ............................................................38

ARTICLE VIII COVENANTS OF PARENT ...........................................38
8.1    Option Pool .........................................................38
8.2    Benefits ............................................................38


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8.3    Form S-8 ............................................................38
8.4    Nasdaq National Market ..............................................39
8.5    Blue Sky Laws .......................................................39
8.6    Certain Actions .....................................................39
8.7    Notification of Certain Matters .....................................39
8.8    Payments at Closing .................................................39

ARTICLE IX CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS .............39
9.1    Representations and Warranties ......................................40
9.2    Performance .........................................................40
9.3    Approval of Company Stockholders; Etc ...............................40
9.4    Adverse Changes .....................................................40
9.5    No Governmental Proceeding or Litigation ............................40
9.6    Opinion of Company Counsel ..........................................40
9.7    Tax Opinion .........................................................40
9.8    Board of Directors and Stockholders Authorization ...................41
9.9    Certificates ........................................................41
9.10   Private Placement ...................................................41
9.11   Delivery of Certain Documents .......................................41

ARTICLE X CONDITIONS TO THE COMPANY'S AND FOUNDER'S OBLIGATIONS ............42
10.1   Representations and Warranties True .................................42
10.2   Performance .........................................................42
10.3   No Governmental Proceeding or Litigation ............................42
10.4   Board of Directors and Stockholder Authorizations ...................42
10.5   Adverse Changes .....................................................43
10.6   Opinion of Parent Counsel ...........................................43
10.7   Tax Opinion .........................................................43
10.8   Certificates ........................................................43
10.9   Delivery of Certain Documents .......................................43

ARTICLE XI CLOSING .........................................................44
11.1   Closing .............................................................44
11.2   Public Announcements ................................................44

ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF
FOUNDER; INDEMNIFICATION BY THE FOUNDER ....................................44
12.1   Survival ............................................................44
12.2   Indemnity ...........................................................45
12.3   Indemnity Procedures ................................................45
12.4   Tax Indemnity. ......................................................46
12.5   Limitations on Indemnification ......................................47
12.6   Sole and Exclusive Remedy ...........................................47

ARTICLE XIII TERMINATION AND ABANDONMENT ...................................47
13.1   Methods of Termination ..............................................47

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13.2   Procedure Upon Termination ..........................................48

ARTICLE XIV MISCELLANEOUS PROVISIONS .......................................49
14.1   Tax Matters. ........................................................49
14.2   Finders and Brokers .................................................50
14.3   Amendment ...........................................................50
14.4   Waiver of Compliance ................................................50
14.5   Survival of Representations and Warranties ..........................50
14.6   Notices .............................................................51
14.7   Assignment; Successors and Assigns ..................................51
14.8   Governing Law .......................................................52
14.9   Jurisdiction and Venue ..............................................52
14.10  Counterparts ........................................................52
14.11  Headings ............................................................52
14.12  Entire Agreement ....................................................52
14.13  Severability ........................................................54

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August 28, 2000, by and among Arbor Administrative Services, Inc., a Delaware corporation (the "Company"), Jeffrey Rosenblum, the principal stockholder of the Company (the "Founder"), eBenX, Inc., a Minnesota corporation ("Parent"), and Arbor Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent ("Merger Sub").

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that the acquisition of the Company by Merger Sub is in the best interests of their respective companies and shareholders, and accordingly, together with the Founder, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein, the following terms shall have the meanings set forth below. Additional terms are defined elsewhere throughout this Agreement.

         "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as promulgated under the Securities Act of 1933, as amended.

         "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA (as defined herein) or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

         "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

         "Outstanding Shares Number" shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
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         "Person" shall include any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

         "Subsidiary" shall mean, as to any particular parent corporation, any corporation as to which more than fifty percent of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more subsidiaries.

         "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (as defined herein), including information returns or reports with respect to backup withholding and other payments to third parties.

         "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding, unemployment insurance, social security, sales and use, ad valorem, excise, franchise, gross receipts, business license, occupation, real and personal property, stamp, environmental, transfer, workers' compensation and any other taxes, tariffs or governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein) the Company shall merge with and into Merger Sub, Merger Sub shall be the surviving corporation (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in the applicable provisions of the Minnesota Business Corporations Act (the "Minnesota Act") and the Delaware General Corporation Law (the "Delaware Corporate Law"). Without limiting the generality of the foregoing, at and after the Effective Time, all property, rights, privileges, policies and franchises of the Company and Merger Sub shall rest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.2 Effective Time of the Merger. The Merger shall become effective when properly executed Articles of Merger and Certificate of Merger (collectively, the "Merger Documents"), in such forms as may be agreed by the parties hereto and as required by the relevant provisions of the Minnesota Act and Delaware Corporate Law, respectively, are duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware Corporate Law,

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respectively. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the filing of the Merger Documents becomes effective in accordance with the Minnesota Act and Delaware Corporate Law.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

         3.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and as provided by law, provided, that at the Effective Time the Articles of Incorporation shall be amended to change the name of Merger Sub to "Arbor Associates, Inc."

         3.2 Bylaws. The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and as provided by law.

         3.3 Directors and Officers of Surviving Corporation.

         (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE IV

                              CONVERSION OF SHARES


         4.1 Aggregate Merger Consideration.

         Except as provided to the contrary in this Article IV, the aggregate consideration to be paid in exchange for the acquisition by Parent of all outstanding capital stock of the Company (including all shares of Company Common Stock issued to employees of the Company which were subject to restrictions or vesting provisions which vested or for which the restrictions lapsed on or prior to March 31, 2000 and all Company Options (as defined below) which vested on or prior to March 31, 2000) shall be equal to the sum of (a) $17,000,000 plus (b) 2,587,500 shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock"). Notwithstanding the foregoing, the number of shares of Parent Common Stock issuable pursuant to the immediately preceding sentence will be

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reduced by the product of (i) the number of shares of Company Common Stock underlying Company Options which were vested as of March 31, 2000, but are not exercised prior to the Effective Time and (ii) 0.31528. All shares of Company Common Stock issued to employees of the Company which are or were subject to restrictions or vesting provisions shall be referred to herein as "Restricted Stock."

         4.2 Conversion of Shares.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares of Restricted Stock which were not vested or for which all applicable restrictions had not lapsed on or prior to March 31, 2000) shall be converted into the right to receive, and there shall be paid and/or issued as hereinafter provided, upon surrender of the certificate (the "Certificate") formerly representing such share of Company Common Stock either (i) a number of shares of Parent Common Stock or (ii) an amount of cash and a number of shares of Parent Common Stock, as is set forth on the Closing Date Payment Schedule (as defined below). The Dissenting Shares shall be handled in accordance with Section 4.8 hereof.

         (b) Each share of Company Common Stock that is held in the treasury of the Company or by any subsidiary of the Company, immediately prior to the Effective Time shall be canceled and retired, and no consideration shall be delivered in exchange therefore.

         (c) Each share of the Common Stock, $.01 par value per share, of Merger Sub that is issued and outstanding at and as of the Effective Time will remain issued and outstanding.

         (d) The Company and Parent shall jointly prepare within five (5) business days after the date hereof or as soon thereafter as is reasonably practicable but in any event no later than three business days prior to the Closing Date a schedule (the "Closing Date Payment Schedule") reflecting, as of the Effective Time: (i) for each holder of Common Stock, the number of shares of Common Stock held of record (other than shares of Restricted Stock which have not vested or for which restrictions have not lapsed as of the Effective Time or which vested or for which transfer restrictions lapsed after March 31, 2000) and the share certificate number of such shares, the election such holder has made regarding the aggregate cash payable to such holder in the Merger, and the number of shares of Parent Common Stock payable to such holder in the Merger and such holder's federal tax identification number, (ii) for each holder of Company Options, the number of Company Options which were vested as of March 31, 2000 (and the number of such options which were exercised prior to the Effective
Date), the number of unvested options and options which vested after March 31, 2000 and the corresponding number of Parent Options into which such options are to be converted, (iii) for each holder of Restricted Stock, the number of shares of Restricted Stock which vested or for which transfer restrictions lapsed on or before March 31, 2000, the number of shares of Restricted Stock which are unvested or for which restrictions have not lapsed as of the Effective Time or which vested or for which transfer restrictions lapsed after March 31, 2000 and the number of shares of Parent Restricted Stock such shares of Restricted Stock will be converted into and (iv) for each holder of Company Warrants, the number of Company Warrants, the number of shares of Common Stock underlying the Company Warrants and the number of shares of Parent Common Stock underlying Parent Warrants to be exchanged therefor.

         4.3 Exchange of Shares.

         (a) At the Effective Time, each holder of shares of Company Common Stock provided for in Section 4.2(a) will be entitled to receive, upon surrender to Parent of such holder's shares of Company Common Stock by means of a stock transfer form (the "Stock Transfer Form"), certificates representing the number of whole Parent Common Stock and/or cash into which such shares of Company Common Stock are converted in the Merger as set forth on the Closing Date Payment Schedule. The Parent Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         (b) Upon surrender of a Stock Transfer Form, representing shares of Company Common Stock presented for cancellation to Parent, duly executed, the holder of such shares of Company Common Stock shall receive in exchange therefore (i) a certificate representing that number of whole Parent Common Stock and/or (ii) a check or wire transfer of immediately available funds representing the amount of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this
Article IV less any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of shares of Company Common Stock.

         4.4 Dividends, Transfer Taxes.

         (a) No dividends that are declared on shares of Parent Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of Parent Common Stock pursuant to the provisions of this Article IV unless and until such persons surrender a duly executed Stock Transfer Form.

         (b) If any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the shares of Company Common Stock surrendered in exchange therefore are registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the shares of Company Common Stock surrendered or (ii) establish to the satisfaction of Parent that such tax has been paid or is not applicable.

         (c) Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any Parent Common Stock and/or cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

         4.5 No Fractional Shares.

         Notwithstanding anything herein to the contrary, no fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Common Stock, cash will be paid in respect of any fractional share of Parent Common Stock that would otherwise be issuable. The amount of such cash shall be the product of such fraction of a share of Parent Common Stock (after aggregating all the shares of Parent Common Stock to be issued to a holder) multiplied by the agreed upon share price.

         4.6 Closing of Company Transfer Books.

         At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Parent Common Stock and/or cash in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights as shareholders of the Company, except for the right to surrender such shares of Company Common Stock in exchange for Parent Common Stock and/or cash as provided hereunder or such dissenters' rights as are provided under applicable law.

         4.7 Further Action.

         If, at any time after the Effective Time, any further assignments or assurances in law or any other agreements, documents or instruments are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all agreements, documents or instruments necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         4.8 Dissenting Shares.

         (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the Delaware Corporate Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 4.1 hereof, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the Delaware Corporate Law.

         (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the Delaware Corporate Law, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 4.1 hereof upon surrender of the applicable Certificate(s) as provided herein.

         (c) The Company shall give Parent (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the Delaware Corporate Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

         4.9 Taxes and Closing Costs.

         All transfer, sales and use taxes imposed by any governmental entity or with respect to or as the result of the Merger shall be paid by the Founder.

         4.10 Conversion of Company Options.

         (a) At the Effective Time, each option granted by the Company to purchase shares of the Company Common Stock, which is outstanding immediately prior thereto (a "Company Option" or, collectively, the "Company Options"), granted by the Company, whether or not exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option, and the related stock option agreements, except that from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (an "Parent Option"), (ii) the number of shares of Parent Common Stock subject to such Parent Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of the Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by 0.31528 (the "Option Exchange Ratio"), (iii) the per share exercise price under each such Parent Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Option Exchange Ratio and rounding up to the nearest whole cent, and (iv) any vesting, repurchase rights or similar restrictions in favor of the Company to which such Company Option is subject immediately prior to the Effective Time shall continue to apply to the Parent Options.

         (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices, the form of which has been previously delivered to and approved by the Company, setting forth such holders' rights and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 4.10 after giving effect to the Merger and the provisions set forth above). Holders of Parent Options received in exchange for Company Options shall agree that they shall not sell or dispose of, prior to that date which is 180 days after the Closing Date, more that 20% of the shares of Parent Common Stock which are purchased or purchasable at such time upon exercise of such Parent Options.

         (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of Parent Options.

         (d) Parent agrees to file, if and to the extent available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable upon exercise of Parent Options and shares of Parent Restricted Stock as soon as is reasonably practicable after the Effective Time, in any event within 10 business days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement as provided in Section 8.3 below.

         4.11 Conversion of Restricted Stock.

         Set forth opposite the respective names of the individuals identified in Section 4.11 of the Disclosure Schedule are the number of shares held by such individual of Restricted Stock which are unvested or for which all applicable restrictions had not lapsed on or prior to March 31, 2000. At the Effective Time, each such share of Restricted Stock, shall be converted into 0.31528 share of restricted Parent Common Stock ("Restricted Parent Stock"). As soon as practicable after the Effective Time, Parent shall deliver to the holders of Restricted Stock appropriate notices, the form of which has been previously delivered to and approved by the Company setting forth such holder's rights and the agreements evidencing the grants of Restricted Stock shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 4.11 after giving effect to the Merger and the provisions set forth above). Holders of shares of such Restricted Stock shall agree that they shall not sell or dispose of, prior to that date which is 180 days after the Closing Date, more that 20% of the shares of Restricted Stock as to which restrictions lapse during such period.

         4.12 Conversion of Company Warrants.

         (a) At the Effective Time, each warrant granted by the Company to purchase shares of the Company Common Stock, which is outstanding immediately prior thereto (a "Company Warrant" or, collectively, the "Company Warrants"), granted by the Company, whether or not exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Warrant and the related warrant agreements, except that from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock (an "Parent Warrant"), (ii) the number of shares of Parent Common Stock subject to such Parent Warrant shall be equal to the number of whole shares (rounded down to the nearest whole share) of the Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by 0.31528 (the "Warrant Exchange Ratio"), (iii) the per share exercise price under each such Parent Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Warrant Exchange Ratio and rounding up to the nearest whole cent, and (iv) any vesting, repurchase rights or similar restrictions in favor of the Company to which such Company Warrant is subject immediately prior to the Effective Time shall continue to apply to the Parent Warrants.

         (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Warrants appropriate notices, the form of which has been previously delivered to and approved by the Company, setting forth such holders' rights and the agreements evidencing the grants of such Company Warrants.

         (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of Parent Warrants.

                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDER

         Except as set forth in the Disclosure Schedule, the Company and the Founder hereby jointly and severally represent and warrant to Parent and Merger Sub as follows:

         5.1 Corporate Organization; Etc.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has full power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own, lease or operate its properties and assets, and the Company is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such licensing or qualification, except where the failure to so qualify, be licensed or be in good standing, would not, individually or in the aggregate, have a material adverse effect on the business operations, financial condition or prospects of the Company and its subsidiaries taken as a whole ("Company Material Adverse Effect") ; provided, however, that Company Material Adverse Effect shall not be deemed to include any effects of (i) changes in laws, regulations or interpretations thereof by governmental authorities, (ii) changes in generally accepted accounting principles, (iii) events or conditions arising from changes in general business or economic conditions, including general changes in market prices or interest rates and (iv) changes as a result of the announcement of entry into the middle-market benefit administration business by any publicly-traded company currently engaged in the health care or benefits administration industry. Section 5.1(a) of the Disclosure Schedule attached hereto (the "Disclosure Schedule") lists all such jurisdictions in which the Company is qualified or licensed to do business.

         (b) The Company has delivered to Parent complete and correct copies of
(i) its Certificate of Incorporation, certified by the appropriate official of the jurisdiction of incorporation, and (ii) its Bylaws, certified by the Company's corporate secretary. The Certificate of Incorporation and Bylaws of the Company are in full force and effect and the Company is in full compliance with the provisions thereof.

         5.2 Capitalization.

         (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of voting Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock"). As of the date hereof, 11,208,197 shares of voting Common Stock were issued and outstanding. As of the date hereof the Company Preferred Stock consists of 745,635 shares of Series A Convertible Preferred Stock, all of which shares are issued and outstanding and 4,254,365 of which are undesignated and are not issued or outstanding. All of such shares are duly and validly issued, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933 and state securities laws. As of the date hereof, Sections 5.2(a)(i) and 5.2(a)(ii) of the Disclosure Schedule set forth the names of each such stockholder of the Company and number of shares of Common Stock and/or Company Preferred Stock held by each stockholder. As of the date hereof the stockholders listed in Sections 5.2(a)(i) and 5.2(a)(ii) of the Disclosure Schedule own all the issued and outstanding shares of Company Common Stock and Company Preferred Stock. As of the date hereof, except as set forth in Sections 5.2(a)(i) and 5.2(a)(ii) of the Disclosure Schedule, there are no shares of capital stock or other securities of the Company outstanding.

         (b) Except as set forth in Section 5.2(b) of the Disclosure Schedule, there are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Company Common Stock. Except for issuance of shares of Common Stock upon exercise of Company Warrants and Company Options (as defined herein) set forth in Section 5.3 of the Disclosure Schedule, the Company is not obligated to issue or repurchase any of its shares of Company Common Stock, and no Person has entered into any contract or agreement with the Company for the purchase, subscription or issuance of any shares of the capital stock, or securities convertible into shares of the capital stock of, the Company.

         5.3 Options and Warrants. Except as set forth in Section 5.3 of the Disclosure Schedule, there are no Company Warrants or Company Options, conversion or exchange privileges or other outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Company any shares of the capital stock or any other security of the Company, or securities of any kind convertible into or exchangeable for such securities of the Company and there are no contracts, commitments, understandings, arrangements or restrictions the Company is a party to relating to the issuance, sale, transfer or purchase by the Company of any shares of its capital stock. All of such Company Options and Company Warrants were granted pursuant to a valid exemption from registration under the Securities Act of 1933 and state securities laws.

         5.4 Subsidiaries and Affiliates. The Company has no Subsidiaries and does not own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, firm or other entity.

         5.5 Authorization; Etc. The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the other documents to be executed by the Company pursuant to the terms hereof and their execution and delivery to Merger Sub and Parent have been duly authorized by the Board of Directors of the Company, and, subject to Section 7.5 hereof, no further corporate action prior to the Closing shall be necessary on the part of the Company or its stockholders to make this Agreement and the other documents to be executed by the Company pursuant to the terms hereof and the transactions contemplated by the Agreement and such other documents valid and binding upon the Company and its stockholders. The Company and the Founder each has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the other documents contemplated herein and to perform fully its respective obligations hereunder and thereunder. This Agreement and the documents contemplated hereby have been duly and validly executed and delivered by the Company and the Founder, and subject to Section
7.5 hereof no other corporate or individual action is necessary. This Agreement and the documents contemplated hereby constitute valid and binding obligations of the Company and the Founder enforceable in accordance with their respective terms.

         5.6 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the Company or the Founder is a party or by which it or his property may be bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon the Company Common Stock or upon any property or assets of the Company, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

         5.7 Consents and Approvals of Government Authorities. Except as set forth in Section 5.7 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental, regulatory authority or third Person is required in connection with the execution, delivery and performance of this Agreement or any other document contemplated hereby by the Company or the Founder and the consummation of the transactions contemplated thereby. The Company has, as shown on its last regularly prepared financial statements, less than $10,000,000 in assets and less than $10,000,000 in annual sales.

         5.8 Financial Statements. The Company and the Founder have furnished to Parent copies of (a) the audited balance sheets, statements of income, changes in stockholders' equity and changes in financial position of the Company as of and for the calendar years ended December 31, 1999, 1998 and 1997 (collectively, the "Audited Financial Statements") and (b) the unaudited balance sheet as of June 30, 2000 (the "Latest Balance Sheet") and the unaudited statements of income, changes in stockholders' equity and changes in financial position of the Company for the six-month period ended June 30, 2000 (such statements and the Latest Balance Sheet being referred to as the "Latest Financial Statements"). True and correct copies of Latest Financial Statements are attached in Section
5.8 of the Disclosure Schedule. The Audited Financial Statements and the Latest Financial Statements are based upon the books and records of the Company, which books and records are complete and accurate in all material respects. The Audited Financial Statements and the Latest Financial Statements fairly present the financial condition of the Company in all material respects as of the dates thereof and the results of operations for the periods referred to therein and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, except that the Latest Financial Statements do not contain all required footnotes and are subject to normal year-end adjustments.

         5.9 No Undisclosed Liabilities; Etc. The Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due) (herein "liabilities") except (a) liabilities that are fully reflected or reserved against in the Latest Balance Sheet, which reserves the Company believes are appropriate and reasonable and
(b) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet. Except as set forth in
Section 5.9 of the Disclosure Schedule, the Company is not obligated to pay or reimburse any Person, including without limitation for any legal, investment banking, consulting or accounting services, in connection with the Merger and all related transactions (collectively, the "Transaction Expenses").

         5.10 Absence of Certain Changes. Since the date of the Latest Balance Sheet and except as set forth in Section 5.10 of the Disclosure Schedule, as contemplated by this Agreement (including the transactions contemplated hereby), or changes which individually or in the aggregate, do not result in a Company Material Adverse Effect, there have been no material changes in the condition, financial or otherwise, of any of the liabilities, business, prospects or operations of the Company. From the date of the Latest Balance Sheet until the date hereof, the Company has not:

                  (i) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of the Company (whether or not covered by insurance);

                  (ii) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                  (iii) Paid, discharged or satisfied any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected in the Latest Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet;

                  (iv) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                  (v) Written off as uncollectible any notes or lease or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which is material;

                  (vi) Canceled any debts or waived any claims or rights, waived any statute of limitation, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except for a fair consideration or in the ordinary course of business and consistent with past practice;

                  (vii) Granted any material increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except for normal periodic increases made pursuant to the Company's established compensation policies applied on a basis consistent with that of the prior two years;

                  (viii) Made any bonus payments to directors, officers or employees of the Company except for the payment of certain bonuses to officers and employees of the Company in July, 2000 that were disclosed to Parent;

                  (ix) Made any capital expenditure or commitment in excess of $50,000 individually or in excess of $100,000 in the aggregate for additions to property, plant or equipment;

                  (x) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                  (xi) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any of its officers or directors or any Affiliate or Associate of any of its officers or directors, except for directors' fees, and compensation to officers at rates not exceeding the average rates of compensation paid during the year ended December 31, 1999;

                  (xii) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to any Person, whether by lease, leveraged lease, lease intended as security, vendor arrangement, loan agreement, note, conditional sales arrangement, issue of preferred stock or otherwise, except in the ordinary course of business and consistent with credit procedures and practices of the Company during the prior year;

                  (xiii) Except as set forth in Section 5.10(xiii) of the Disclosure Schedule, entered into any other transaction, contract or commitment other than in the ordinary course of business;

                  (xiv) Made any material election with respect to Taxes or settled or compromised any material Tax proceeding or audit;

                  (xvi) Except for Transaction Expenses, made any payments, or become indebted, to any Person, including without limitation for any legal, investment banking, consulting or accounting services, in connection with the Merger and all related transactions; and

                  (xvii) Agreed, whether in writing or otherwise, to take any action described in this Section 5.10.

         5.11 Title to Properties; Encumbrances. Except as set forth in Section
5.11 of the Disclosure Schedule, the Company has good and marketable title to or a valid leasehold interest in all its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Latest Balance Sheet (except for properties and assets sold since the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased or otherwise acquired by the Company since the date of the Latest Balance Sheet. Except as set forth in Section 5.11 of the Disclosure Schedule, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction, variance, charge or limitation of any kind. The properties and assets of the Company include all rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as it is conducted on, and has been conducted prior to, the date of this Agreement.

         5.12 Assets. The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens set in Section 5.12 of the Disclosure Schedule, (ii) the Real Property subject to the Leases, (iii) personal property used by the Company and subject to lease, all of which leases are identified in Section 5.13 of the Disclosure Schedule, and (iv) assets disposed of since the date of the Balance Sheet in the ordinary course of business. All of such assets are adequate for the uses to which they are being put.

         5.13 Leases. Section 5.13 of the Disclosure Schedule contains (a) an accurate and complete list of all leases pursuant to which the Company leases real property, including for each lease a brief description of the Company's financial obligations under such lease, its expiration date and renewal terms, and (b) a complete list and description by generic category of all leases pursuant to which the Company leases personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. Except as set forth in such Section 5.13 of the Disclosure Schedule, there are no existing defaults by the Company or, to the Company's knowledge, the other party thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder, and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.

         5.14 Intellectual Property.

         (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "Technology" shall mean any or all of the following: (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable), and improvements to inventions; (C) proprietary and confidential information, including technical data, technical trade secrets and technical know how; (D) proprietary tools, methods and processes; and
         (F) all instantiations of the foregoing in any form and embodied in any media.

                  (ii) "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights");
         (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor;
         (F) all trade dress, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world and World Wide Web addresses, domain names and sites.

                  (iii) "Company Intellectual Property" shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by the Company.

                  (iv) "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (A) Patents, to the extent issued or the subject of pending patent applications (provisional or otherwise); (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks and World Wide Web domain name registrations; (C) Copyright registrations and applications to register Copyrights; (D) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

         (b) Section 5.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by, the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property. Section 5.14(b) of the Disclosure Schedule also lists under the heading "Software" all software that is owned by the Company, even if already listed as part of Company Registered Intellectual Property Rights.

         (c) Except as set forth in Section 5.14(c) of the Disclosure Schedule, in each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.

         (d) Neither the Company nor the Founder has knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

         (e) Each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the foregoing:
(i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; and (ii) the Company owns exclusively, and has good title to, all Copyrights that are products of the Company or which the Company otherwise purports to own.

         (f) To the extent that any Technology used in the operation of the Company's business has been developed or created by a third party for the Company, the Company either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid agreement, all such Technology developed or created by a third party for the Company being listed in
Section 5.14(f) of the Disclosure Schedule.

         (g) Except as set forth on Section 5.14(g) of the Disclosure Schedule and with the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned (subject to any statutory limits on transfer or rights of termination) all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property. No person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

         (h) Except as set forth on Section 5.14(h) of the Disclosure Schedule, all employees of the Company have entered into a valid and binding written agreements with the Company in substantially the form set forth in Section 5.14(h) of the Disclosure Schedule.

         (i) The Company has taken steps that it believes are reasonably adequate to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person in confidence to the Company.

         (j) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 5.14(j) of the Disclosure Schedule, the contracts, licenses and agreements listed on Section 5.14(j) of the Disclosure Schedule list all material contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, including without limitation all non-disclosure and confidentiality agreements and inbound software license agreements. All such contracts, licenses and agreements in which the Company is granted an exclusive license are denoted on Section 5.14(j) of the Disclosure Schedule. The Company is not in material breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform in any material respect thereunder. The contracts, licenses and agreements listed in Section 5.14(j) of the Disclosure Schedule are in full force and effect. Provided that any consents to assignment listed in Section 5.14(j) of the Disclosure Schedule have been obtained, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed in Section 5.14(j) of the Disclosure Schedule or alter or impair any of the Company's rights to the Intellectual Property.

         (k) The operation of the business of the Company as it currently is conducted, does not and will not and will not when conducted by Merger Sub in substantially the same manner following the Closing, to the knowledge of the Company, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any reasonable basis therefor).

         (l) To the Company's and the Founder's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

         5.15 Year 2000 Compliance. The Company has experienced no material disruption or interruption of its business or operations as a result of or related to any of its information systems, data processing and other hardware, software and other systems, facilities, programs and procedures (collectively, "Information Systems") or products failing to be Y2K Compliant. "Y2K Compliant" means, with respect to any Information System or product of the Company, that such Information System or product (i) handles date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part;
(ii) operates accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responds to and processes two-digit year input without creating any ambiguity as to the century; and (iv) stores and provides date input information without creating any ambiguity as to the century, in each case without utilizing bridges, gateways and the like while still preserving the level of functionality, usability, reliability, efficiency, performance and accessibility of such data and associated programs as existed prior to any modification to such Information System or product of the Company and its constituent elements to make the same Y2K Compliant.

         5.16 Litigation. Except as set forth in Section 5.16 of the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or any investigation relating thereto, that presently exists or is pending or to the Company's knowledge threatened against or involving the Company or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or the Founder pursuant to this Agreement or in connection with the transactions contemplated hereby. Neither the Company nor the Founder has knowledge of any facts or circumstances that the Company or the Founder reasonably believes could form the basis for any valid legal, administrative, arbitration or other proceeding, claim, or action of any nature which individually or in the aggregate could result in total losses of $250,000 or more. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

         5.17 Taxes.

         (a) Returns Filed and Taxes Paid. Except as set forth in Section 5.17(a) of the Disclosure Schedule, all Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis, or requests for extensions to file such Returns have been timely filed, granted and have not expired, and such Returns are true, complete and correct. All Taxes due with respect to periods ending on or prior to the Closing Date, whether or not required to be shown on a Return, have been or will be paid in full on a timely basis. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (b) Tax Reserves. The reserves for Taxes reflected on the Latest Balance Sheet are approximately $24,000 and are adequate for the payment of all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of the Balance Sheet, and such reserves will continue to be established in accordance with past practice with respect to Taxes payable for any taxable period or portion thereof ending on or prior to the Closing Date.

         (c) Returns Furnished. The Company has made available to Parent true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes and (ii) all federal and state income or franchise tax returns for the Company for all periods ending on or after December 31, 1996. The Company has never been a member of an affiliated group filing consolidated returns. The Company does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Parent.

         (d) Tax Deficiencies; Audits; Statutes of Limitations. The Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened. No deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the Company, and the Company has not received and does not expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. There is no action or proceeding pending for the assessment or collection of Taxes to which the Company is a party, nor has such an action been asserted or threatened against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (e) Tax Sharing Agreements. The Company is not and has never been a party to any agreement providing for sharing, indemnification or allocation of Taxes, whether formal or informal. The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other entity either as a transferee, pursuant to Treasury Regulation Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

         (f) Tax Elections and Special Tax Status. The Company is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. The Company is not, and has not been at any time during the five year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company has not given a consent under Section 341(f) of the Code. The Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or prior to the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or otherwise. The Company has not agreed, nor is it required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. The Company has not participated in an international boycott as defined in Code Section 9911. The Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and the Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes. The Company has never made an election to be taxed as an "S" corporation under
Section 1362(a) of the Code or comparable provisions of federal or state law. The Company has not been involved in a spin-off, split-off or split-up transaction within the preceding five (5) years.

         (g) Tax Attributes. The Company has no net operating losses or other tax attributes arising from years prior to 2000 presently subject to limitation under Code Sections 382, 383, or 385 by reason of a change of ownership occurring prior to the date hereof.

         (h) Compensation. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would (i) result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code or (ii) not be deductible under Section 162 of the Code by reason of being unreasonable in amount.

         (i) Tax Treatment. Neither the Company nor, to the knowledge of the Company, any Affiliate of the Company has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         5.18 Insurance. The Disclosure Schedule contains an accurate and complete description of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party. are valid, outstanding and enforceable policies, provide adequate insurance coverage for the assets and operations of the Company, will remain in full force and effect through the respective dates set forth in Section 5.18 of the Disclosure Schedule, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

         5.19 Benefit Plans.

         (a) Section 5.19 of the Disclosure Schedule lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements which the Company has entered into with employees currently working at the Company, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which the Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans"). Each Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

         (b) None of the Plans is a Defined Benefit Plan or a Multiemployer Plan and neither the Company nor any Member of the Controlled Group has ever (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan.

         (c) The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

         (d) Each Plan listed in Section 5.19 of the Disclosure Schedule, has complied since its inception by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code. The Company is not subject to a risk of liability to any governmental entity, including, without limitation, excise taxes or civil penalties, as the result of the application of any provision of ERISA or the Code. No investigations or audits by a governmental entity, or other actions, demands, proposals, negotiations or claims with respect to any Plan have occurred, or are pending, threatened or imminent against any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan or which otherwise concern matters covered or that would be covered by the Plans. Neither the Company, nor any fiduciary with respect to any Plan, has any knowledge of any facts that could give rise to any such action, demand, proposal, negotiation or claim.

         (e) The Internal Revenue Service has determined that each Plan intended to qualify under Section 401(a) of the Code so qualifies and each trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust.

         (f) True, correct and complete copies of (i) all documents creating or evidencing any Plan listed in Section 5.19 of the Disclosure Schedule, (ii) all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), and (iii) the latest favorable letters of determination from the Internal Revenue Service with respect to the Plans that are intended to qualify under Section 401(a) of the Code have been delivered to Parent.

         (g) All expenses and liabilities relating to all of the Plans described in Section 5.19 of the Disclosure Schedule have been, and will on the Closing Date be, fully and properly accrued on the Company's books and records and disclosed on the Financial Statements and such Plans have no unfunded liabilities not reflected on such Financial Statements.

         (h) The Company has not made or committed to make any material increase in contributions or benefits under any Plan listed in Section 5.19 of the Disclosure Schedule which would become effective on or after the Closing Date.

         (i) No Plan listed in Section 5.19 of the Disclosure Schedule is currently under audit or examination by the IRS or the United States Department of Labor.

         (j) The events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Company or its Subsidiaries to, severance, termination or change in control payments under any Plan listed in
Section 5.19 of the Disclosure Schedule.

         (k) The Company can terminate each Plan listed in Section 5.19 of the Disclosure Schedule, and withdraw from participation in each group policy, without further liability to the Company, Parent, the Merger Sub, the Plan(s) or participants in such Plan(s).

         5.20 Bank Accounts. Section 5.20 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         5.21 Contracts and Commitments; No Default.

         (a) Except as set forth in Section 5.21 hereto:

                  (i) The Company has no employment agreement with any officer, employee or agent, nor any agreement that contains any severance or termination pay liabilities or obligations greater than $50,000;

                  (ii) The Company has no collective bargaining or union contracts or agreements;

                  (iii) The Company has no employee to whom it is paying aggregate direct remuneration at the annual rate of more than $100,000 for services rendered or commissions at a rate, which based on sales by such employee during the last fiscal year, would exceed $100,000;

                  (iv) The Company is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any Person;

                  (v) The Company has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

                  (vi) The Company has no outstanding loan to any Person;

                  (vii) The Company has no obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

                  (viii) The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person whether under a loan agreement, note or otherwise;

                  (ix) The Company is not a party to any agreement, contract, commitment or loan to which any officers or directors or any affiliate or associate of the Company or its officers and directors is a party (other than employment, restricted stock, stock option or severance agreements;

                  (x) The Company is not a party to any purchase or sale contract or agreement that continues for a period of more than twelve months (including periods covered by any option to renew by either party) and involves fixed or contingent payments in excess of $50,000 per year;

                  (xi) The Company is not a lessor under any lease, lease intended as security, an owner participant in any leveraged lease transaction or party to a vendor arrangement or conditional sales agreement;

                  (xii) The Company has not given any irrevocable power of attorney to any person, firm, corporation or other entity for any purpose whatsoever, except the appointment of agents to accept service of process;

                  (xiii) There are no outstanding sales or purchase contracts, commitments or proposals of the Company that the Company believes will result in any loss exceeding $50,000.00 upon completion or performance thereof, after allowance for direct distribution expenses; and

                  (xiv) Except for agreements, contracts, commitments or restrictions referred to in Sections 5.21(a)(i) through (xiii) hereof or elsewhere specifically disclosed pursuant to this Agreement, the Company has no agreements, contracts, commitments or restrictions that are material to its business, operations or prospects (for the purpose of this subsection, any agreement, contract, commitment or restriction may be deemed "immaterial" if it may be canceled in thirty (30) days' notice without premium, penalty or forfeiture or if it calls for fixed and/or contingent payments thereunder of less than $50,000 per year).

         (b) True and complete copies of all written documents (including all amendments thereto) and summaries of all material terms of all oral contracts that involve fixed or contingent payments (whether to or by the Company) in excess of $250,000 referred to in Section 5.21(a) hereto have been delivered to Parent. All contracts, agreements, commitments or restrictions referred to in
Section 5.21(a) hereto are valid and enforceable in accordance with their respective terms, the Company is not in default in the performance of any of its obligations thereunder, no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and to the knowledge of the Company all other parties thereto are not in default thereunder and have no counterclaims, offsets and defenses with respect thereto.

         5.22 Accounts Receivable. Except as set forth in Section 5.22 of the Disclosure Schedule, all accounts receivable of the Company, whether or not reflected in the Latest Balance Sheet, represent sales actually made in the ordinary course of business, and to the Company's knowledge are current and collectible net of any reserves shown on the Latest Balance Sheet (which reserves are adequate and were calculated consistent with past practice).

         5.23 Executed Customer Contracts, Commitments and Claims.

         (a) Section 5.23 of the Disclosure Schedule lists the customers and suppliers of the Company who had annual or projected sales or purchases from the Company in excess of $250,000. Since December 31, 1999, neither the Company nor the Founder has any knowledge of any formal or informal notice that any customer or supplier listed in Section 5.23 of the Disclosure Schedule has indicated that it will stop or substantially decrease the rate of business done with the Company.

         (b) Each existing contract or arrangement that is anticipated to involve, after the Closing Date, the payment to the Company or the payment by the Company of more than $50,000.00 is valid and enforceable against the Company, and to the knowledge of the Company, each other party subject to such contract or arrangement, in accordance with its respective terms, the Company is not in default in the performance of any of its obligations thereunder, no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and, to the knowledge of the Company, all other parties thereto are not in default thereunder and have no counterclaims, offsets and defenses with respect thereto.

         (c) Except in the ordinary course of business, the Company has not given any warranties to any third parties with respect to the products or services offered by it. With respect to any such warranties given in the ordinary course of business, the Company has either delivered or made available to Parent copies of all such agreements granting any such warranty.

         5.24 Labor Difficulties. The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and, is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board. The Company has not experienced any material work stoppage or other material labor difficulty.

         5.25 Permits and Other Operating Rights. Except as set forth in Section
5.25 of the Disclosure Schedule, the Company does not require the consent of any third Person to permit it to operate its business in the manner in which it presently is being conducted, and possesses all permits and other authorizations from third Persons, including without limitation, federal, foreign, state and local governmental authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third Persons, necessary to permit it to operate its business in the manner in which it presently is being conducted other than consents, permits and authorizations, the failure of which to obtain, individually or in the aggregate would not have a Company Material Adverse Effect. Section 5.25 of the Disclosure Schedule contains a complete list of all export licenses granted to and applied for by the Company.

         5.26 Joint Ventures. Section 5.26 of the Disclosure Schedule sets forth a list of all joint ventures between the Company and any other Person. The Company has previously provided to Parent a list of all potential joint ventures with respect to which the Company is in active discussions. A true and complete description of the material terms and conditions of each such joint venture and potential joint venture, if any, has been previously delivered to Parent. Except to the extent set forth in Section 5.26 of the Disclosure Schedule, there has been no adverse change in the business relationship of the Company with any joint venture named in the Disclosure Schedule.

         5.27 Compliance with Law.

         (a) To the Company's knowledge, the Company is not in material violation of any laws, orders or permits applicable to its business or employees conducting its business (excluding for all purposes of this Section 5.27, matters relating to Intellectual Property, which are, to the extent applicable, covered by Section 5.14 hereof), including laws governing the confidentiality and security of medical information including but not limited to the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; state privacy and confidentiality Laws; federal and state Medicaid Laws; and Health Care Financing Administration standards for Internet transmission of health data, and including Laws which are applicable or relate to health and healthcare industry regulations, third-party reimbursement laws (including Medicare and Medicaid), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and the Americans with Disabilities Act of 1990. No notice or warning from any federal, state or local regulatory authority ("Regulatory Authority") with respect to any failure or alleged failure of the Company to comply in all material respects with any law has been received by the Company, nor, to the knowledge of the Company, is any such notice or warning proposed or threatened.

         (b) To the knowledge of the Company, there are no capital expenditures in excess of $100,000 in the aggregate that the Company anticipates will be required to be made in connection with the business of the Company as now conducted in order to comply with any existing proposal or laws, regulations or other governmental requirements applicable to the business of the Company as now conducted including, without limitation, requirements relating to occupational health and safety.

         (c) Neither the Company nor, to the knowledge of the Company, any officer, director, employee, agent or other representative thereof acting or purporting to act on behalf of the Company or any entity or any business enterprise with which the Company has been affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable law (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality.

         (d) The Company's business and operations are in compliance in all material respects with all applicable federal, state and local laws and regulations governing privacy on the Internet including but not limited to the requirements of the Children's Online Privacy Protection Act, P.L. 105-277
(1998).

         5.28 Health Care Fraud and Abuse.

         (a) To the Company's knowledge, neither the Company, nor its officers, directors, employees or agents, have engaged in any activities that are in violation of Medicare, Medicaid or any other "State Health Care Program" (as defined in ss.1128(h) of the Social Security Act ("SSA")) or "Federal Health Care Program" (as defined in SSA ss. 1128B(f)) under 42 U.S.C. ss.ss. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the federal Civilian Health and Medical Plan of the Uniformed Services ("CHAMPUS") statute, or the regulations or rules promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

                  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; or

                  (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is:

                           (A) for an item or service that the person presenting
                  or causing to be presented knows or should know was not provided as claimed;

                           (B) for an item or service and the person presenting
                  knows or should know that the claim is false or fraudulent;

                  (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

                  (v) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under SSA Section 1124A.

         (b) Other than with regard to Persons who were not stockholders prior to the date hereof, to the knowledge of the Company, neither the Company nor any other Person who after the Closing will have a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. ss.ss. 1001.1001(a)(2)) in the Company, or who will have an ownership or control interest (as defined in SSA ss.1124(a)(3) or any regulations promulgated thereunder) in the Company, or who will be an officer, director, agent (as defined in 42 C.F.R. ss. 1001.1001(a)(2)), or managing employee (as defined in SSA ss. 1126(b)) of the Company and to the best knowledge of the Company, no person with any relationship with such entity who after the Closing will have an indirect ownership interest (as that term is defined in 42 C.F.R. ss.ss. 1001.1001(a)(2)) in the Company:

                  (i) has had a civil monetary penalty assessed against it under SSA ss.1128A;

                  (ii) has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

                  (iii) has been convicted (as that term is defined in 42 C.F.R. ss. 1001.2) of any of the following categories of offenses as described in SSA ss. 1128(a) and (b)(1), (2), (3):

                           (A) criminal offenses relating to the delivery of an
                  item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program;

                           (B) criminal offenses under federal or state law
                  relating to patient neglect or abuse in connection with the delivery of a health care item or service;

                           (C) criminal offenses under federal or state law
                  relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

                           (D) federal or state laws relating to the
                  interference with or obstruction of any investigation into any criminal offense described in (a) through (c) above; or

                           (E) criminal offenses under federal or state law
                  relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

         5.29 Related Transactions. Except as set forth in Section 5.29 of the Disclosure Schedule, there has been no transaction involving the Company, its officers, directors or shareholders, that, if the Company were preparing a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to an initial public offering of the Company Common Stock, would be required to be disclosed in such registration statement pursuant to Item 404 of Regulation S-K.

         5.30 Environmental Liability. Without limiting Section 5.27 hereof, to the Company's knowledge at all times the Company has been and is in compliance, in all material respects, with all applicable environmental and hazardous waste laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity having jurisdiction over the Company's offices at King of Prussia and Philadelphia, Pennsylvania and Ann Arbor, Michigan ("Facilities"). Neither the Company nor to the Company's knowledge any portion of the Facilities is in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental protection, hazardous materials or waste or toxic materials. Prior to the date hereof, to the Company's knowledge there has been no spill, release or discharge of any Hazardous Materials (as defined below) on, under or about the Facilities. No current use of the Facilities constitutes a public or private nuisance. All environmental licenses, permits, clearances, covenants and authorizations material to and required for the business of the Company have been obtained by the Company and are in full force and effect. The Company does not handle, transport, store, treat or use Hazardous Materials on or about the Facilities. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the States of Michigan or Pennsylvania, any other state or the United States Government. To the Company's knowledge, the Facilities, including, without limitation, the soil and groundwater on or under the Facilities, are free of Hazardous Materials. No notification of release of Hazardous Materials pursuant to applicable law has been received by the Company as to any of such premises. No wastes generated by the Company have ever been sent directly or indirectly to any site listed or formally proposed for listing on a federal or state list of hazardous substances sites requiring investigation or clean-up. The Company has not received from any governmental authority or third party any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. The Company does not have knowledge of any fact or circumstance that could reasonably involve the Company, Merger Sub or Parent in any environmental litigation or impose any material environmental liability upon the Company, Merger Sub or Parent in respect of the Business.

         5.31 Investment Intent; Accredited Investor Status. Each General Stockholder has had the opportunity to discuss the transactions contemplated hereby with Parent and has had the opportunity to obtain such information pertaining to Parent as has been requested. Section 5.31 of the Disclosure Schedule lists the residential address of each General Stockholder.

         5.32 Disclosure. No representations or warranties by the Founder or the Company in this Agreement and no statement contained in the Disclosure Schedule, the exhibits hereto or any certificate furnished or to be furnished by either the Founder or the Company, on the one hand, to either Merger Sub or Parent, on the other hand, pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the Founder has omitted to include any material fact of which it has knowledge regarding the operations of the Company from this Agreement, including the Disclosure Schedule.

         5.33 State Takeover Laws. The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover law.

         5.34 Knowledge Defined. As used herein, the phrase "to the knowledge of the Company," "to the knowledge of the Founder," or "to the Company's knowledge" (or words of similar import) shall include the actual knowledge after due inquiry of the Founder and all other officers of the Company. The term "due inquiry" is hereby defined to mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his regular and usual duties, which shall not include a sale or a merger involving the Company, as either an owner, director or officer, as the case may be, of the Company.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Merger Sub and Parent hereby represent and warrant to the Company and to the Founder as follows:

         6.1 Corporate Organization; Etc. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         6.2 Authorization; Etc. Each of Merger Sub and Parent has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the other documents to be executed by Merger Sub and Parent pursuant to the terms hereof and their execution and delivery to the Company and the Founder have been duly authorized by the Board of Directors and stockholders of Merger Sub and the Board of Directors of Parent, and no further corporate action prior to the Closing shall be necessary on the part of the Merger Sub or Parent to make this Agreement and the other documents to be executed by the Merger Sub and Parent pursuant to the terms hereof and the transactions contemplated by the Agreement and such other documents valid and binding upon each of Merger Sub and Parent. Each of Merger Sub and Parent has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the other documents contemplated herein and to perform fully its respective obligations hereunder and thereunder. This Agreement and the documents contemplated hereby have been duly and validly executed and delivered by each of Merger Sub and Parent and no other corporate or individual action is necessary. This Agreement and the documents contemplated hereby constitute valid and binding obligations of each of Merger Sub and Parent enforceable in accordance with their respective terms.

         6.3 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of Merger Sub or Parent, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which Merger Sub or Parent is a party or by which it or its property may be bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon the shares of Parent Common Stock issued pursuant to Article IV hereof or upon any property or assets of Merger Sub or Parent, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

         6.4 Consents and Approvals of Government Authorities. Except as set forth in Section 6.4 of the Disclosure Schedule and subject to the accuracy of the representations contained in Article V hereof, no consent, approval or authorization of, or declaration, filing or registration with, any governmental, regulatory authority or third Person is required in connection with the execution, delivery and performance of this Agreement or any other document contemplated hereby by Merger Sub or Parent and the consummation of the transactions contemplated thereby.

         6.5 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to Article IV hereof will, when so issued, be duly authorized, validly issued, fully paid and non-assessable, free from any preemptive rights and any liens or encumbrances created by Parent or Merger Sub; provided, however, that the Parent Common Stock to be issued hereunder will be subject to restriction on transfer under applicable federal and state securities laws.

         6.6 SEC Filings; Financial Statements.

         (a) Parent has timely filed all forms, reports and documents filed or required to be filed by Parent with the SEC since December 9, 1999 (collectively, the "Parent SEC Reports") and has made the Parent SEC Reports available to the Company. The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. There is no fact, event or circumstance that has occurred since the date of the last Parent SEC Report, or that now exists, that (i) would have been required to be disclosed in a Parent SEC Report, if it had occurred prior to the date thereof, or (ii) has had a material adverse effect individually or in the aggregate on the business, finances, operations or prospects of Parent.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, in conformity with the requirements of Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.7 Capital Stock.

         (a) As of the date hereof, the authorized and issued capital stock of Parent consists of: 100,000,000 shares of capital stock, of which an aggregate of 16,519,886 shares are issued and outstanding as Common Stock, $.01 par value per share. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

         (b) As of the date hereof, the Parent has authorized the issuance of 6,900,000 options to purchase shares of Parent Common Stock under Parent's stock option plans and, an aggregate of 3,577,546 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase Parent Common Stock granted under such stock option plans.

         (c) As of the date hereof, 18,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase shares of capital stock of Parent.

         (d) Except as set forth in the Parent SEC Reports or in Section 6.7(b) or (c), there are no outstanding warrants, options, conversion or exchange privileges or other outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase, transfer or otherwise receive from Parent any shares of Parent Common Stock and there are no contracts, commitments, understandings, arrangements or restrictions Parent is a party to relating to the purchase by Parent of any of its shares of capital stock.

         6.8 Litigation. Except as set forth in the Parent SEC reports, there is no legal, administrative, arbitration or other proceeding, claim, or action of any nature, or any investigation relating thereto, that presently exists or is pending or to Parent's knowledge threatened against or involving Parent or which questions or challenges the validity of this Agreement or any action taken or to be taken by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby. Parent has no knowledge of any facts or circumstances which it reasonably believes could form the basis for any valid legal, administrative arbitration or other proceeding, claim or action of any nature that singularly or in the aggregate have a material adverse effect on the business operations or financial condition of Parent and its subsidiaries taken as a whole. Parent is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

         6.9 Compliance with Laws.

         (a) To Parent's knowledge, Parent is not in material violation of any laws, orders or permits applicable to its business or employees conducting its business, including laws governing the confidentiality and security of medical information including but not limited to the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; state privacy and confidentiality Laws; federal and state Medicaid Laws; and Health Care Financing Administration standards for Internet transmission of health data, and including Laws which are applicable or relate to health and healthcare industry regulations, third-party reimbursement laws (including Medicare and Medicaid), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and the Americans with Disabilities Act of 1990. No notice or warning from any federal, state or local regulatory authority ("Regulatory Authority") with respect to any failure or alleged failure of the Parent to comply in all material respects with any law has been received by Parent, nor, to the knowledge of Parent, is any such notice or warning proposed or threatened.

         (b) Neither Parent nor, to the knowledge of Parent, any officer, director, employee, agent or other representative thereof acting or purporting to act on behalf of Parent has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable law (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality.

         (c) Parent's business and operations are in compliance in all material respects with all applicable federal, state and local laws and regulations governing privacy on the Internet including but not limited to the requirements of the Children's Online Privacy Protection Act, P.L. 105-277 (1998).

         6.10 Health Care Fraud and Abuse.

         (a) To Parent's knowledge, neither Parent, nor its officers, directors, employees or agents, have engaged in any activities that are in violation of Medicare, Medicaid or any other "State Health Care Program" (as defined in ss.1128(h) of the Social Security Act ("SSA")) or "Federal Health Care

Program" (as defined in SSA ss. 1128B(f)) under 42 U.S.C. ss.ss. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the federal Civilian Health and Medical Plan of the Uniformed Services ("CHAMPUS") statute, or the regulations or rules promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which Parent seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

                  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; or

                  (iii) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is:

                           (A) for an item or service that the person presenting
                  or causing to be presented knows or should know was not provided as claimed;

                           (B) for an item or service and the person presenting
                  knows or should know that the claim is false or fraudulent;

                  (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

                  (v) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or information required to be provided under SSA Section 1124A.

         Parent has not had any of the following events occur:

                  (i) has had a civil monetary penalty assessed against it under SSAss.1128A;

                  (ii) has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

                  (iii) has been convicted (as that term is defined in 42 C.F.R. ss. 1001.2) of any of the following categories of offenses as described in SSA ss. 1128(a) and (b)(1), (2), (3):

                           (A) criminal offenses relating to the delivery of an
                  item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program;

                           (B) criminal offenses under federal or state law
                  relating to patient neglect or abuse in connection with the delivery of a health care item or service;

                           (C) criminal offenses under federal or state law
                  relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

                           (D) federal or state laws relating to the
                  interference with or obstruction of any investigation into any criminal offense described in (a) through (c) above; or

                           (E) criminal offenses under federal or state law
                  relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

         6.11 Accounting and Tax Matters. Neither Parent nor Merger Sub knows of any fact or has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a "reorganization" under
Section 368(a) of the Code.

         6.12 Knowledge Defined. As used herein, the phrase "to the knowledge of Parent" "knows" or words of similar import shall include the actual knowledge after due inquiry of all executive officers of Parent. The term "due inquiry" is hereby defined to mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his regular and usual duties, which shall not include a sale or a merger involving Parent, as an executive officer of Parent.

                                   ARTICLE VII

                    THE COMPANY'S AND THE FOUNDER'S COVENANTS

         7.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Effective Time, the Company shall give to Parent and Parent's authorized representatives reasonable access, during business hours, to the Facility and any and all of the other assets of the Company, and shall provide Parent and its representatives with all records, documents and information reasonably required by Parent relating to the Company and/or the Business (as defined herein).

         7.2 Conduct of the Business Prior to Closing Date. Between the date of this Agreement and the Effective Time, and except as otherwise required by this Agreement or the transactions contemplated hereby:

         (a) Except as permitted by the provisions of this section, the business and operations of the Company (the "Business") shall be operated in the ordinary course consistent with past practices. The Company shall use its best efforts to preserve and maintain the Business and the Company's goodwill, including relationships with employees, suppliers and customers. In addition, the Company shall maintain records and books of account for the Business consistent with past practices and shall continue to carry all of the insurance for the Business consistent with past practice.

         (b) Except as set forth in Section 7.2 of the Disclosure Schedule, the Company shall not take (or permit to be taken), without Parent's prior consent (which consent Parent shall not unreasonably withhold or delay) any action which would cause any material change in any of the items and matters set forth herein:

                  (i) incurring or becoming subject to, or agreeing to incur or become subject to, any material obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices other than transactions related to benefits administration and related activities which involve employers with more than 100 employees, but fewer than 20,000 employees ("Middle Market Transactions") of which the Company gives Parent prior notice;

                  (ii) mortgaging, pledging or assuming any lien, or agreeing to do so, in respect to any of the Company's assets:

                  (iii) waiving or compromising any material rights or any material debt owed to the Company;

                  (iv) entering into any transactions, other than in the ordinary course of business consistent with past practices and other than Middle Market Transactions of which the Company gives Parent prior notice;

                  (v) increasing the rate of compensation payable or to become payable to any employee;

                  (vi) terminating or amending any of the Company's contracts, unless terminated or amended in the ordinary course of business consistent with past practices and other than Middle Market Transactions of which the Company gives Parent prior notice;

                  (vii) except as specifically approved and directed by Parent, introducing any new method of accounting with respect to the Business or any of the assets or liabilities of the Company (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

                  (viii) making any capital expenditures or entering into commitments for capital expenditures exceeding, in the aggregate, $50,000, other than expenditures or commitments in accordance with the Company's current operating budget;

                  (ix) hiring any employees with an annual salary and bonus in excess of $100,000 or terminating employees if such termination will result in any obligation of the Company to make severance or other payments in connection with such termination, individually or in the aggregate of $50,000 or more;

                  (x) issuing any shares of its capital stock or other securities (or any options or warrants to acquire any such shares of capital stock or other securities) or making any redemption or other acquisition of any capital stock of the Company or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of the Company, except for issuances of Common Stock upon conversion of Company Preferred Stock or exercise of Company Options or Company Warrants;

                  (xi) making any material election with respect to Taxes or settling or compromising any material Tax proceeding or audit;

                  (xii) commencing, settling or compromising any litigation.

         7.3 Conversion of Company Preferred Stock. The Company shall take all commercially reasonable actions necessary to cause the conversion of Company Preferred Stock into shares of Common Stock prior to the Effective Time.

         7.4 Acquisition, Merger or Similar Negotiations With Other Parties. From the date hereof until the earlier of the termination of this Agreement or consummation of transactions contemplated hereby, none of the Founder, the Company or any of its officers, directors, employees, representatives, agents or Affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, Person or other entity or group concerning any merger, combination, consolidation, sale of assets (other than in the ordinary course of business) or other similar transaction involving the Company, the Business or the Company's assets. The Company shall promptly notify Parent of any contact by any third-party with respect to any of the matters described in this Section 7.4.

         7.5 Shareholder Approval and Notification. The Company shall, in accordance with applicable law, promptly after the date hereof, notify its shareholders of this Agreement and the transactions contemplated hereby and shall use its best efforts to obtain within ten days following the date hereof the approval of this Agreement and the transactions contemplated hereby by the requisite holders of the outstanding capital stock of the Company.

         7.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event which causes any representation or warranty made by the Company herein to be materially untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to (i) amend, modify or in any way affect the representations, warranties and covenants made by such party in or pursuant to this Agreement, (ii) or alter or waive any rights of Merger Sub or Parent with respect to the breach thereof).

         7.7 Consents. To the extent that the transactions contemplated herein shall require the consent of the other party to any Company contract, license, lease, agreement or commitment (including the Facility lease) or the consent of any third parties, the Company and the Founder agree to take all reasonable actions as are necessary to obtain all such consents prior to the Closing Date.

                                  ARTICLE VIII

                               COVENANTS OF PARENT

         8.1 Option Pool. Following the Closing, consistent with the policies of Parent and the Compensation Committee of the Parent Board of Directors, the Compensation Committee shall, in consultation with members of Parent management, including, for so long as he is employed by Parent, the Founder, grant options from time to time to employees of Parent who were, immediately prior to Closing, employees of the Company pursuant to the terms of the Parent 1999 Stock Incentive Plan.

         8.2 Benefits. Subject to the terms and conditions of any applicable Additional Employment Agreement, policy or benefit plan of Parent, as in effect from time to time, employees of Parent who were, immediately prior to the Closing, employees of the Company shall be entitled to receive 401(k), health, welfare and vacation benefits similar to those maintained by Parent for other similarly situated employees of Parent.

         8.3 Form S-8. Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to assumed Company Options and subject to Rollover Agreements (whether or not such shares are still subject to forfeiture, repurchase rights or other restrictions) within 10 business days after the Effective Time and will use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Options remain outstanding or any Parent Restricted Stock or shares issued upon exercise of Parent Options are outstanding and have not yet been sold under such Registration Statement.

         8.4 Nasdaq National Market. On or prior to the date of filing the Registration Statement on Form S-8, as set forth in Section 8.3, Parent shall apply for listing on the Nasdaq National Market of shares of Parent Common Stock issuable with respect to the assumed Company Options, upon official notice of issuance and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

         8.5 Blue Sky Laws. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant to this Agreement. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock pursuant to this Agreement.

         8.6 Certain Actions. During the period from the date hereof through the Effective Time, Parent agrees that, without the prior consent of the Founder (which consent will not be unreasonably withheld or delayed) it will not enter into any agreement for the acquisition of any entity or enter into any strategic alliance with any entity, in each case which is not entered into in the ordinary course of business consistent with past practice, and whose primary business involves benefits administration in the middle market.

         8.7 Notification of Certain Matters. Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event which causes any representation or warranty made by Parent herein to be materially untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to (i) amend, modify or in any way affect the representations, warranties and covenants made by such party in or pursuant to this Agreement, (ii) or alter or waive any rights of the Company with respect to the breach thereof).

         8.8 Payments at Closing. Parent agrees that at Closing it shall pay or otherwise satisfy the Transaction Expenses.

                                   ARTICLE IX

               CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS

         The obligation of Parent and Merger Sub to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         9.1 Representations and Warranties. The representations and warranties of each of the Company and the Founder contained herein shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

         9.2 Performance. The Company and the Founder shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         9.3 Approval of Company Stockholders; Etc. The approval of the stockholders of the Company referred to in Section 7.5 hereof and all consents from third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained and holders of not more than 5.0% of the Company's outstanding capital stock shall have elected to assert dissenters' rights prior to the Effective Time.

         9.4 Adverse Changes. No material adverse change shall have occurred in the financial condition, working capital, liabilities, reserves, business or operations of the Company and its Subsidiaries taken as a whole since the date of the Latest Balance Sheet.

         9.5 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or entity or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would otherwise have a material adverse effect on the conduct of the Business or the Company's properties.

         9.6 Opinion of Company Counsel. The Company shall have delivered to Parent an opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

         9.7 Tax Opinion. The Company shall have delivered to Parent an opinion dated as of the Closing Date from Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, addressed to the Company, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for the Company may require delivery of and rely upon the Tax Certificates (as defined in Section 14.1(d)).

         9.8 Board of Directors and Stockholders Authorization. All action required to be taken by the Board of Directors and the stockholders of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company.

         9.9 Certificates. The Company will furnish Parent and Merger Sub with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Parent and Merger Sub.

         9.10 Private Placement. Parent shall be reasonably satisfied that the shares of Parent Common Stock to be issued pursuant to this Agreement shall be exempt from registration under the requirements of the Securities Act of 1933, as amended.

         9.11 Delivery of Certain Documents. On or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

         (a) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

         (b) duly executed Stock Transfer Forms representing all outstanding shares of Common Stock of the Company, and such other documents as may be reasonably necessary to effect the transfer of shares of Common Stock to Parent;

         (c) a copy of the final Audited Financial Statements, together with a report on such Audited Financial Statements addressed to the Company and executed by Deloitte & Touche LLP, in form and substance substantially the same as the draft Audited Financial Statements, dated August 21, 2000 previously delivered to Parent;

         (d) an employment agreement executed and delivered by Founder in the form attached as Exhibit C (the "Founder's Employment Agreement");

         (e) evidence reasonably satisfactory to Parent that the Company has obtained all third party consents set forth in Sections 5.6 or 5.7 of the Disclosure Schedule.

         (f) a Registration Rights Agreement in substantially the form set forth as Exhibit D hereto (the "Registration Rights Agreement") executed by each holder of Common Stock of the Company and holder of Company Warrants;

         (g) the resignation in writing of the directors of the Company;

         (h) evidence reasonably satisfactory to Parent that all shares of Company Preferred Stock have been converted into shares of Common Stock of the Company prior to the Effective Time;

         (i) evidence reasonably satisfactory to Parent that all rights under any shareholder, voting or other investors' rights agreement have been terminated;

         (j) lock-up agreements executed by Jeffrey Rosenblum Irrevocable Trust, certain holders of Company Options and Jeffrey Rosenblum; and

         (k) Amendment No.1 to the Arbor Administrative Services, Inc. Common Stock Purchase Warrant executed by Michael Karp.

                                    ARTICLE X

              CONDITIONS TO THE COMPANY'S AND FOUNDER'S OBLIGATIONS

         The obligation of the Company and the Founder to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         10.1 Representations and Warranties True. The representations and warranties of Parent and Merger Sub contained herein shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

         10.2 Performance. Parent and Merger Sub shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         10.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would otherwise have a material adverse effect on the conduct of the Company's business or on its properties.

         10.4 Board of Directors and Stockholder Authorizations. All action required to be taken by the Board of Directors of Parent and the Board of Directors and stockholders of Merger Sub to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Parent and the Board of Directors and stockholders of Merger Sub, respectively.

         10.5 Adverse Changes. No material adverse change shall have occurred in the business operations, financial condition, working capital, liabilities, or reserves of Parent and its subsidiaries taken as a whole since the date of the last Parent SEC Report. Fluctuations in the quoted price of a share of Parents Common Stock shall not be deemed a material adverse change.

         10.6 Opinion of Parent Counsel. Parent shall have delivered to the Company an opinion of Dorsey & Whitney LLP, counsel to Parent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

         10.7 Tax Opinion. The Company shall have received an opinion dated as of the Closing Date from Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, addressed to the Company, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for the Company may require delivery of and rely upon the Tax Certificates (as defined in Section 14.1(d)).

         10.8 Certificates. Parent will furnish the Company and the Founder with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Company and the Founder.

         10.9 Delivery of Certain Documents. On or prior to the Effective Time, Parent and Merger Sub shall have delivered to the Company all of the following:

         (a) a Registration Rights Agreement executed by Parent;

         (b) the Founder's Employment Agreement executed and delivered by the Company; and

         (c) the aggregate consideration to be delivered under Section 4.1 hereof.

                                   ARTICLE XI

                                     CLOSING

         11.1 Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of
Article XIII hereof, a closing (the "Closing") will be held, as soon as practicable after the approval of the Company's stockholders is obtained at Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402 (unless the parties hereto otherwise agree), at which time and place the documents referred to in Articles VIII and IX hereof will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Merger Sub and the Company with the Secretary of State of the State of Minnesota and the Combined Certificate of Merger and Articles of Merger shall be filed by Merger Sub and the Company with the Secretary of State of the State of Delaware Corporate Law; provided, however, that if any of the conditions provided for in
Article IX or IX shall not have been met or waived by such date, then the party to this Agreement that is unable to meet such condition or conditions, despite the best efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event shall the Closing occur later than thirty days after the date hereof (unless further extended by mutual consent of all parties to this Agreement). The date of the Closing is referred to herein as the "Closing Date."

         11.2 Public Announcements. Except as required by law, legal process, or the rules of the Nasdaq National Market, prior to the Closing the Company, the Founder and Parent hereby agree that they will not issue any press releases or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other.

                                   ARTICLE XII

                   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
              COVENANTS OF FOUNDER; INDEMNIFICATION BY THE FOUNDER

         12.1 Survival. The representations, warranties and covenants of the Company and the Founder, contained in this Agreement or in any certificate or schedule or instrument delivered pursuant hereto, shall survive for a period of one year from the Closing Date, except that the Company's representations and warranties in Sections 5.2, 5.17 and 5.19 hereof (and the indemnification set forth in Section 12.4 hereof) shall survive until any liability thereunder is barred by all applicable statutes of limitations, including waivers and extensions thereof.

         12.2 Indemnity. The Founder (also referred to herein as the "Indemnitor") agrees to indemnify, and hold Parent, Merger Sub, the Company and their successors, assigns, officers, directors and employees (the "Indemnitee" or "Indemnitees"), harmless from and against any and all liabilities, obligations, losses, claims, damage, cost, charges or other expenses of every kind and character (including, but not limited to, reasonable attorneys' fees and litigation costs), which may accrue or be sustained by an Indemnitee arising out of or as a result of any of the warranties, representations or covenants of the Company or the Founder contained in this Agreement being incorrect, untrue or breached ("Losses"). An Indemnitee may assign to another Indemnitee, without the Founder's consent, its right for indemnification, arising under any provision of this Article XII, with respect to a Loss of any nature.

         12.3 Indemnity Procedures.

         (a) In the event that at any time or from time to time after the Closing Date an Indemnitee shall sustain a Loss of any nature whatsoever against which such Indemnitee is indemnified under this Agreement, such Indemnitee shall notify the Indemnitor in writing of any such Loss so sustained. The Indemnitor agrees to pay such Indemnitee the amount of such Loss so sustained within thirty
(30) days after transmittal of such notice, subject to its right to contest any claim which has not yet resulted in a Loss, as hereinafter provided in Section 12.3(b) hereof;

         (b) The Indemnitee shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitee at the Indemnitor's own expense and with counsel of the Indemnitor's own selection (who shall be approved by Indemnitee, which approval shall not be unreasonably withheld) so long as Indemnitor diligently conducts such defenses to a final conclusion such that (i) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent and the Indemnitee shall receive a full release; provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense; provided, however that the control of such defense shall rest primarily with the Indemnitor. If the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request; provided that any associated expenses shall be paid by the Indemnitor.

         (c) If the Indemnitor contests or challenges any claim or action asserted against Indemnitee referred to in this Article, they shall do so at their own cost and expense, holding Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest, shall diligently defend against any such claim, and shall hold Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

         (d) Notwithstanding the foregoing provisions of this Section 12.3, the procedure for indemnification for Taxes pursuant to Section 12.4 shall be governed by Section 12.4(c).

         (e) Any indemnification payments made pursuant to this Section 12.3 or
Section 12.4 hereof shall be treated as an adjustment to the purchase price for the Company Common Stock. Any indemnification payments required to be made by Founder pursuant to this Article XII may be paid in cash or shares of Parent Common Stock, at the sole option of Founder. Any Parent Common Stock used to make an indemnification payment shall be deemed to have a value of the agreed upon price per share.

         12.4 Tax Indemnity.

         (a) From and after the Effective Time, the Indemnitor shall protect, defend, indemnify and hold harmless the Indemnitees: from any and all Taxes (including without limitation any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) that are (i) imposed on the Company or any member (other than the Company) of any consolidated, unitary or combined group that includes or included the Company; and (ii) imposed on the Company (and not fully reserved for in the Latest Balance Sheet) in respect of its income, business, property or operations or for which the Company may otherwise be liable (A) for any period prior to and including the Effective Time (a "Pre-Closing Period"), (B) resulting by reason of the several liability of the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group at or prior to the Effective Time, (C) in respect of any taxable income included by the Company in a period after the Effective Time that is attributable to income that economically accrued in a Pre-Closing Period, and (D) in respect of any period after the Effective Time, attributable to any change in accounting method employed by the Company during any of its four previous taxable years. The indemnification set forth in this Section 12.4 shall not be reduced or mitigated by any disclosures in Article V hereof or in the Disclosure Schedule.

         (b) Parent will, as to any Taxes in respect of which the Founder has agreed to indemnify Parent, Merger Sub or the Company, promptly inform Founder of, and permit the participation of the Founder in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a Tax. Unless Parent determines, in its sole discretion, to waive its rights to indemnification under this Section 12.4, in no event will Parent consent to the settlement or final determination with respect to such a proceeding without the prior written consent of the Founder (which consent will not be unreasonably withheld).

         12.5 Limitations on Indemnification. Notwithstanding the foregoing, the right to indemnification under this Article XII (except with respect to the indemnification set forth in Section 12.4 hereof) shall be subject to the following terms:

         (a) No indemnification shall be payable pursuant to this Article XII unless and until the amount of all claims for indemnification pursuant to this Article exceeds $500,000 in the aggregate, whereupon indemnification pursuant to this Article shall be payable for all losses, in excess of the first $500,000, in accordance with the terms hereof; provided, however that the Basket shall not apply to breaches of the representations and warranties set forth in Sections 5.2, 5.3 and 5.5.

         (b) The total indemnification obligation of the Founder under this
Article XII shall not exceed $23.5 million, provided that the foregoing limit shall not apply to (i) any claims for indemnification arising under Section 12.4 or (ii) any claims against the Company or the Founder based on fraud or intentional misrepresentation by the Company or the Founder. In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or similar recovery or offset actually realized, directly or indirectly, by the party to be indemnified.

         12.6 Sole and Exclusive Remedy. After the Closing, the rights set forth in this Article XII shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the documents referred to or contemplated by this Agreement, other than the Founder's Employment Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional or willful breach of an obligation, covenant, representation or warranty of or with respect to the other parties in connection with this Agreement and the documents referred to or contemplated by this Agreement. In the event such action is brought, the prevailing party shall be entitled to recover attorney's fees and all other costs and expenses that may be sustained by it in connection with such action.

                                  ARTICLE XIII

                           TERMINATION AND ABANDONMENT

         13.1 Methods of Termination. This Agreement may be terminated and the Merger herein contemplated may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but not later than the Effective
Time:

                  (i) By mutual written consent of the respective Boards of Directors of Parent and the Company;

                  (ii) By the Board of Directors of Parent on or after that date which is thirty days after the date hereof, if any of the conditions provided for in Article VIII of this Agreement shall not have been met or waived in writing by Parent prior to such date;

                  (iii) By the Board of Directors of the Company on or after that date which is thirty days after the date hereof, if any of the conditions provided for in Article IX of this Agreement shall not have been met or waived in writing by the Company prior to such date; or

                  (iv) By the Board of Directors of the Company, at any time during a three day period immediately following any instance that the average closing price of a share of Parent Common Stock as reported on the Nasdaq National Market for any three consecutive trading days following the date hereof drops below $12.00; provided, however, that the Company may exercise this right only once.

         13.2 Procedure Upon Termination. In the event of termination and abandonment by the Board of Directors of Parent or by the Board of Directors of the Company, or both, pursuant to Section 13.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company. If this Agreement is terminated as provided herein:

                  (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                  (ii) All Confidential Information (as defined in that certain Confidentiality Agreement, dated as of March 17, 2000, by and between the Company and Parent) received by any party hereto with respect to the business of any other party or its Subsidiaries shall not at any time be used for the advantage of, or disclosed to third Persons by, such party for any reason.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 Tax Matters.

         (a) Tax Returns. Merger Sub shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns for any period ending on or before the Effective Time. The Founder shall not file any amended Tax Returns with respect to the Company without the prior written consent of Merger Sub, which shall not be unreasonably withheld. Parent will file (or cause to be filed) all Tax Returns of the Company for all Tax periods ending after the Effective Time. After the Effective Time, Parent, to the extent permitted by law, shall have the right to amend, modify or to otherwise change all Tax Returns of the Company for all Tax periods; provided, however, that Parent shall not amend, modify or otherwise change such Tax Returns if such alteration may result in the right to receive a payment of indemnification under
Section 12.4 hereof, unless Parent has received prior written consent from the Founder.

         (b) Tax Audits. In the event that the IRS conducts an audit of the Company's Tax Returns for any periods ending after the Effective Time, such audit proceedings shall be the sole responsibility, and under the sole control, of Parent. In the event of an audit of the Company's Tax Returns for any period ending on or before the Effective Time, the Company (prior to the Effective
Time) or the Founder (after the Effective Time) shall be entitled to participate, at its or his own cost and expense, in such audit proceedings; provided, however, that any settlement with the IRS with respect to such audit proceedings may be entered into only with the prior written consent of Parent, which consent shall not be unreasonably withheld. Parent shall notify the Founder promptly after receipt by Parent of written notice of pending audit proceedings for Tax periods ending on or before the Effective Time. If, in accordance with the foregoing, the Founder elects to participate in such audit proceedings, it shall, within 30 calendar days after receiving such notice from Parent, notify Parent of its intent to do so. The parties agree to cooperate with each other in the conduct of any audit proceedings relating to the Company's Tax Returns.

         (c) Tax Cooperation. The Founder and Merger Sub shall provide the other party with such information and records and access to such of its officers, directors, employees and agents as may be reasonably requested by the other party in connection with the preparation of any tax return or any audit or other proceeding relating to the Company or the Founder.

         (d) Tax Certificates. Each of the Company and Parent shall cooperate with each other in obtaining the opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and Parent, Merger Sub and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In connection therewith, if counsel shall so request, each of Parent, Merger Sub and the Company shall deliver to Klehr, Harrison, Harvey, Branzburg & Ellers LLP, customary representation letters (such representation letters collectively referred to as the "Tax Certificates"). Each of the Parent,

Merger Sub and the Company shall use all reasonable efforts to ensure that the Merger qualifies as a reorganization under the provisions of Section 368 of the Code. None of Parent, Merger Sub or the Company is aware of any currently existing facts or circumstances which would cause (i) the Merger to fail to constitute a "reorganization" within the meaning of Section 368(a) of the Code or (ii) Parent, Merger Sub or the Company to fail to be a party to a reorganization within the meaning of Section 368(b) of the Code.

         14.2 Finders and Brokers. Except for the obligation to pay a fee to Donaldson, Lufkin & Jenrette Corporation, the Company and the Founder hereby represents and warrants to Parent that neither it nor its representatives have taken, nor will they take, any action that would cause Parent or the Surviving Corporation to have any obligation or liability to any person for or made any arrangements for the payment of any finders' fees, brokerage fees, investment banking fees, consulting fees, agents' commissions, or like payments in connection with the transactions contemplated hereby.

         14.3 Amendment. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of the Company, the Founder, Parent and Merger Sub.

         14.4 Waiver of Compliance. Any failure of the Company or the Founder, on the one hand, or Parent or the Merger Sub, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Parent or the Founder, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

         14.5 Survival of Representations and Warranties. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Closing and the consummation of the transaction contemplated hereby as provided in Articles X and XI. All statements contained in this Agreement or in any schedule, exhibit, certificate, list, or other document delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

         14.6 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given when delivered, if delivered by hand, the next business day if sent by overnight courier, 3 business days after being mailed, postage prepaid, certified or registered mail, return receipt requested or when receipt is acknowledged if sent by facsimile, telecopy or other electronic transmission device (provided a confirmation copy is sent by overnight courier). Unless another address is specified in writing, notices, demands and other communications shall be addressed as follows:

         To the Founder or the Company:

                        Constitution Place, Suite 1010
                        325 Chestnut Street Philadelphia, PA 19106
                        Attn: Jeffrey Rosenblum Fax No.:

         with a copy to:

                        Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 South Broad Street, Suite 400
                        Philadelphia, PA 19102
                        Attn: Michael C. Forman
                        Fax No.:

         To Parent or Merger Sub at:
                        eBenX, Inc.
                        605 North Highway 169
                        Suite LL
                        Minneapolis, MN 55441-6465
                        Attn: Scott P. Halstead
                        Fax No.: 763-614-5104

         with a copy to:
                        Dorsey & Whitney LLP
                        220 South Sixth Street
                        Minneapolis, MN 55402-1498
                        Attn: Kenneth L. Cutler
                        Fax No.: 612-340-8738

         14.7 Assignment; Successors and Assigns. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement, except that Parent may assign its rights and obligations to an Affiliate, without the Company's or the Founder's consent. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

         14.8 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its conflicts of laws provisions; provided, however that the Articles of Merger shall be governed by Minnesota law.

         14.9 Jurisdiction and Venue. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN THE STATES OF DELAWARE OR MINNESOTA AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURTS AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER

JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

         14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Headings. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

         14.12 Entire Agreement. The parties intend that the terms of this Agreement, including the Disclosure Schedule, the Confidentiality Agreement and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

         14.13 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       ARBOR ADMINISTRATIVE SERVICES, INC.



                                       By: /s/ Jeffrey Rosenblum
                                           ------------------------------------
                                       Name:
                                       Title:  [Chief Executive Officer]



                                       FOUNDER


                                       /s/ Jeffrey Rosenblum
                                       ----------------------------------------
                                       Jeffrey Rosenblum



                                       ARBOR ACQUISITION CORP.



                                       By: /s/ John J. Davis
                                           ------------------------------------
                                       Name:   John J. Davis
                                       Title:  President



                                       EBENX, INC.



                                       By: /s/ John J. Davis
                                           ------------------------------------
                                       Name:   John J. Davis
                                       Title:  President and Chief Executive
                                               Officer